QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

Subsidiaries of Bruker BioSciences Corporation

Name of Subsidiary	Jurisdiction of Incorporation
Bruker AXS Inc.	Delaware, USA
Bruker Daltonics Inc.	Delaware, USA
Bruker AXS GmbH	Germany
Nihon Bruker AXS KK	Japan
Bruker Nonius B.V.	The Netherlands
Bruker AXS do Brasil Ltda.	Brazil
Bruker AXS Ltd.*	United Kingdom
Bruker AXS SA*	France
Bruker AXS SrL*	Italy
Bruker AXS GmbH*	Austria
Bruker AXS (Pty) Ltd.*	South Africa
Bruker Daltonics Ltd.	England
Bruker Daltonique S.A.	France
Nihon Bruker Daltonics K.K.	Japan
Bruker Daltonics AG	Switzerland
Bruker Daltonics Scandinavia AB	Sweden
ProteiGene, Inc.	Massachusetts, USA
Bruker Daltonik GmbH	Germany
Bruker Saxonia Analytik GmbH**	Germany
Bruker Daltonics LTD	Canada
Bruker Daltonics S.r.l.	Italy
Bruker Daltonics Pte Ltd (Singapore)	Singapore
Bruker Daltonics Australia Pty. Ltd.	Australia
Bruker Daltonics B.V.	The Netherlands
*
These entities are indirect subsidiaries of Bruker AXS Inc. ("BAXS"). Each is a wholly-owned subsidiary of Bruker AXS GmbH; Bruker AXS GmbH, in turn, is a wholly-owned subsidiary of BAXS.

**
Bruker Saxonia Analytik GmbH ("Saxonia") is an indirect subsidiary of Bruker Daltonics Inc. ("BDAL"). Saxonia is 98% owned by Bruker Daltonik GmbH ("Daltonik"). Daltonik, in turn, is a wholly-owned subsidiary of BDAL.

QuickLinks

Subsidiaries of Bruker BioSciences Corporation